Exhibit 99.1

Clean Energy Delivers Record 50.6 Million CNG Gallons in Q3;

Expands Market Reach by Acquiring Controlling Interest in NG Advantage to Bring

Natural Gas to Customers Beyond the Pipeline

NEWPORT BEACH, Calif. — October 15, 2014 — Clean Energy Fuels Corp. (NASDAQ: CLNE) today reported it delivered for the first time over 50 million compressed natural gas (CNG) gallons in one quarter.  The company plans to grow its CNG sales further with a strategic move to expand its CNG market to large industrial and institutional energy users beyond the nation’s natural gas pipeline by acquiring a controlling interest in NG Advantage LLC, a pioneer in the natural gas “virtual pipeline” delivery system. The NG Advantage investment will primarily be used to fund capital expenditures for expansion and growth in the business.  Clean Energy will also purchase NG Advantage’s Milton, Vt., compression station which is on track to supply nearly 16 million gasoline-gallon-equivalents (GGEs) of CNG annually.  This station will immediately become Clean Energy’s highest-volume station in its nationwide network of almost 500 stations.

“The NG Advantage purchase is a perfect example of Clean Energy’s focus on aggressively pursuing new market opportunities to help rapidly grow our CNG gas sales,” said Andrew J. Littlefair, President and CEO of Clean Energy.  “Our record growth in overall delivered gallons combined with the new market reach of NG Advantage positions Clean Energy to keep growing as our trucking business develops.”

Littlefair added, “We immediately recognized the potential in NG Advantage as a powerful partnership combining Clean Energy’s leadership in natural gas fueling and compressor technology with NG Advantage’s market presence and pioneering delivery system. NG Advantage’s groundbreaking ‘virtual pipeline’ currently brings natural gas to new markets in the Northeast with the potential of expanding to other areas in North America that do not have direct access to natural gas pipelines.”

NG Advantage’s founder and president, Tom Evslin, will remain with the company as CEO and its second largest investor, and will continue to oversee operations from its Milton offices. Founded less than four years ago, the company and the acceptance of the “virtual pipeline” have grown rapidly. As a result of this partnership, Clean Energy expects a significant increase in delivered CNG volume day one and forecasts rapid growth as NG Advantage expands with Clean Energy’s existing station network and new stations built with compressors from its IMW subsidiary.

“Rising and unpredictable fuel costs have made it exceptionally difficult for manufacturers and facilities without access to the nation’s natural gas pipeline network to compete in an increasingly competitive marketplace,” said Evslin.  “NG Advantage is forging a new industry which meets this need, and the partnership with Clean Energy ensures our customers will be working with the most experienced natural gas fuel provider at every step in the process. Clean Energy had the foresight to establish the country’s largest network of compression stations. Although they were originally built for vehicle fueling, they compress gas to exactly the pressure we need to fill our trailers and we expect many will be suitable for co-location. We look forward to using this network to rapidly bring the benefits of natural gas to enterprises beyond the pipeline nationwide.”

Founded in 2011, NG Advantage has created a new industry transporting CNG in high-capacity trailers to large industrial and institutional energy users such as hospitals, food processors, manufacturers and paper mills.  The CNG is transported in its fleet of tanker trucks, offloaded and used to replace fuel-oil and propane which can save customers up to 40 percent on fuel costs while reducing greenhouse gas emissions by up to 26 percent. Companies burning coal can reduce their CO2 emissions by 50% when converting to natural gas.

NG Advantage has exclusive long-term contracts with more than 20 energy-intensive organizations served by its Milton, Vt., compression facility and the newly-opened Pembroke, N.H., facility.  The Pembroke facility utilizes six IMW compressors which can fill approximately 3,500 CNG gallons per hour.  The facility is owned and operated by Clean Energy.

Clean Energy Media Contact:

Patric Rayburn
949-437-1411
patric.rayburn@cleanenergyfuels.com

Clean Energy Investor Contact:

Tony Kritzer
949-437-1403
tkritzer@cleanenergyfuels.com

NG Advantage Media Contact:

Mary Evslin

802-498-4674

mevslin@ngadvantage.com

About Clean Energy Fuels Corp.

Clean Energy Fuels Corp. (Nasdaq: CLNE) is the leading provider of natural gas fuel for transportation in North America. We build and operate compressed natural gas (CNG) and liquefied natural gas (LNG) fueling stations; manufacture CNG and LNG equipment and technologies for ourselves and other companies; develop renewable natural gas (RNG) production facilities; and deliver more CNG, LNG and Redeem RNG fuel than any other company in the U.S. For more information, visit www.cleanenergyfuels.com.

About NG Advantage LLC

NG Advantage is an innovative fuel provider trucking compressed natural gas (CNG) in the U.S. — bringing the economic and environmental benefits of North American natural gas to large institutions and industrial customers without access to a pipeline. The Company’s current customers include hospitals, paper mills, asphalt facilities, food processors, industrial dry cleaners, LDCs, and light manufacturing facilities. With a compressor station in Vermont, in southern New Hampshire and a third in permitting in the greater Albany area, the Company currently serves customers in Vermont, New Hampshire, Massachusetts and eastern New York. For more information, visit www.NGadvantage.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, including statements about the anticipated benefits of Clean Energy’s investment in NG Advantage and the station purchase, the advantages of natural gas relative to fuel-oil and propane, anticipated sales of CNG, and the ability of Clean Energy and NG Advantage to use Clean Energy’s network of compression stations to bring the benefits of natural gas to enterprises beyond the pipeline nationwide. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including, but not limited to, changes in the price of natural gas fuel relative to fuel-oil, propane and other energy sources, lack of demand for CNG, changes in governmental regulations, and the capabilities of Clean Energy’s network of compression stations.  The forward-looking statements made herein speak only as of the date of this press release and, unless otherwise required by law, the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. Additionally, the reports and other documents Clean Energy files with the SEC (available at www.sec.gov) contain risk factors, which may cause actual results to differ materially from the forward-looking statements contained in this news release.

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